UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2013 (September 18, 2013)

TIPTREE FINANCIAL INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 21st Floor New York, New York		10017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 446-1400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

Tiptree Operating Company, LLC ( “Operating Subsidiary”), the operating subsidiary through which Tiptree Financial Inc. (the “Company”) conducts its operations, entered into a Credit Agreement on September 18, 2013 (the “Credit Agreement”). The Credit Agreement is by and among Operating Subsidiary, as borrower, Fortress Credit Corp. (“Fortress”) as lender, the other lenders party thereto from time to time, and, Fortress as Administrative Agent (“Administrative Agent”), collateral agent and lead arranger.

On September 18, 2013, the Operating Subsidiary borrowed $50 million under the Credit Agreement. The Credit Agreement also includes an option for Operating Subsidiary to borrow additional amounts up to a maximum aggregate of $125 million, subject to satisfaction of certain customary conditions. The principal of, and all accrued and unpaid interest on, all loans under the Credit Agreement shall become immediately due and payable on September 18, 2018 (the “Maturity Date”). Loans under the Credit Agreement bear interest at a variable rate per annum equal to the one-month London interbank offering rate, known as LIBOR (with a minimum LIBOR rate of 1.25%), plus a margin of 6.50% per annum. The principal amounts of the loans are to be repaid in consecutive quarterly installments, which installments may be adjusted based on the Net Leverage Ratio (as defined in the Credit Agreement) at the end of each fiscal quarter.

The obligations of Operating Subsidiary under the Credit Agreement are secured by liens on substantially all of the assets of Operating Subsidiary.

The Credit Agreement contains various customary affirmative and negative covenants (subject to customary exceptions), including, but not limited to, limitations on indebtedness, liens, investments and acquisitions, negative pledges, junior payments, conduct of business, transactions with affiliates, dispositions of assets, prepayment of certain indebtedness and limits on guarantees by subsidiaries of Operating Subsidiary’s indebtedness. Under the Credit Agreement, Operating Subsidiary is permitted to make investments in joint ventures, minority investments and other investments in persons that will not be subsidiaries so long as the aggregate amount of such investments (excluding any investments in collateralized debt obligation funds, business development companies, real estate investment trusts, master limited partnerships or any other entity that is approved by Administrative Agent) does not exceed 30% of the Adjusted Economic Partnership Capital (as defined in the Credit Agreement) of Operating Subsidiary.

The Credit Agreement also contains financial covenants which provide that, so long as any commitment is in effect, Operating Subsidiary will not permit:

•	the Leverage Ratio (as defined in the Credit Agreement) as of the last day of any fiscal quarter to be greater than 40.0%; and

•	to the extent that, as of the last day of any fiscal quarter, the Net Leverage Ratio (as defined in the Credit Agreement) is in excess of 35%, the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) as of the last day of such fiscal quarter to be less than 1.0:1.0.

In addition to certain other prepayment requirements, the Credit Agreement requires Operating Subsidiary to make a prepayment of the loans if, as of the end of any fiscal quarter, the Fixed Charge Coverage Ratio is equal to or less than 1.35:1.00 and the Net Leverage Ratio is greater than 35%. The prepayment must be in an aggregate amount equal to the lesser of (i) the amount that would need to be added to Cash Flow for Debt Service Coverage (as defined in the Credit Agreement) as of the end of such fiscal quarter such that the Fixed Charge Coverage Ratio would have been equal to 1.35:1.00 as of such date, and (ii) the amount of all Distributable Earnings (as defined in the Credit Agreement) for such fiscal quarter.

The Credit Agreement also requires the payment of a prepayment fee upon a repricing or refinancing by Operating Subsidiary of the loans before September 18, 2015.

The Credit Agreement contains events of default customary for similar financings with corresponding grace periods, including failure to pay any principal or interest when due, failure to perform or observe covenants, breaches of representations and warranties, certain cross defaults, certain bankruptcy related events, monetary judgment defaults and a change of control of the Company. Upon the occurrence of an event of default, the outstanding obligations under the Credit Agreement may be accelerated and become immediately due and payable.

The above description of the Credit Agreement is not complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03	Creation of A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement of Registrant

The information disclosed above under Item 1.01 is hereby incorporated by reference.

Item 8.01	Other Events.

On September 18, 2013, the Company issued a press release announcing the execution of the Credit Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed, or furnished, as applicable, with this Form 8-K:

Exhibit No	Description

10.1	Credit Agreement, dated as of September 18, 2013, between Tiptree Operating Company, LLC and Fortress Credit Corp. as Lender, Administrative Agent, Collateral Agent and Lead Arranger

99.1	Press release of the Company dated September 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE FINANCIAL INC.

Date: September 20, 2013	By:	/s/ Geoffrey Kauffman
Name: Geoffrey Kauffman
Title: President and Chief Executive Officer